Exhibit 99.1

{ENDOLOGIX, INC. LOGO}

DATE:     July 28, 2005

PRESS RELEASE

CONTACT:      Robert J. Krist, Chief Financial Officer, 949-595-7200
                      www.endologix.com

ENDOLOGIX REPORTS 2005 SECOND QUARTER RESULTS

Conference Call to Begin at 5:00 p.m. ET/2:00 p.m. PT Today

Irvine, Calif. – July 28, 2005 – Endologix, Inc. (Nasdaq: ELGX), developer and manufacturer of the Powerlink® System endoluminal stent graft (ELG) for the minimally invasive treatment for abdominal aortic aneurysms (AAA), today announced financial results for the three months and six months ended June 30, 2005.

“Our focused market launch in the U.S. of the Powerlink System is proving successful as evidenced by a 45% increase in sequential quarter domestic sales to $900,000 for the recently completed second quarter,” said Endologix President and Chief Executive Officer Paul McCormick. “We are finding that physicians are open to adopting our technology and that most Powerlink System usage is coming from physicians who were not among our clinical investigators, indicating acceptance from within the endovascular community.”

The Company reported that all domestic product revenue in the first half of 2005 represented product usage. As temporary consignment is customary in the medical device industry for recently introduced products, the company believes that domestic product revenue will approximate product usage for the foreseeable future.

“ The vast majority of our second quarter domestic sales were derived from accounts opened by our initial six sales representatives who joined Endologix last year,” said Mr. McCormick. “As anticipated, new accounts opened by the seven sales representatives we hired between late February and early May this year generated only a handful of procedures as we estimate the average training period for sales representatives is five to seven months. We look forward to increased contribution by our newer sales hires during the current quarter.

“We are moving into the next phase of our domestic sales force expansion that includes hiring additional sales representatives in the second half of this year. We expect to close this year with a direct sales force of approximately 30 sales representatives,” added Mr. McCormick.

Second Quarter Financial Results

Product revenue for the second quarter of 2005 increased by 74% to $1.5 million from $860,000 in the second quarter of 2004. Domestic product revenue grew to $900,000 in the just completed quarter, compared with $139,000 in the second quarter of 2004, and $621,000 in the first quarter of 2005. International product revenue decreased by 17% to $595,000 from $721,000 during the comparable quarter last year. Although international product revenue decreased during the second quarter of 2005, the company believes that international Powerlink System usage increased during the quarter, after adjusting for initial stocking orders from its newly appointed distributor, Edwards Lifesciences AG, in the comparable 2004 period.

Total revenue for the second quarter of 2005 was $1.6 million, compared with total revenue of $1.2 million for the second quarter of 2004. Royalty revenue from licensed technology decreased, as expected, in the second quarter of 2005 to $67,000 from $342,000 in the second quarter of 2004. Royalty revenue is expected to remain at approximately $60,000 per quarter through 2005.

Gross profit, excluding royalty revenue, of $911,000 was 61% of product revenue in the second quarter of 2005. This compares with $445,000 and 52% in the 2004 second quarter, and with $711,000 and 53% in the 2005 first quarter. Margin improvement was due to higher average selling prices driven by the increasing mix of direct U.S. commercial sales, which have a higher average price compared to international sales to distributors The Company anticipates this trend will continue to drive product gross margin percentage higher throughout 2005.

Total operating expenses were $4.0 million in the second quarter of 2005, versus $2.9 million in the second quarter of 2004. Research, development and clinical expense was $1.5 million in the 2005 second quarter, compared with $1.7 million in the comparable quarter last year. Sales and marketing expense increased by $1.2 million in this year’s second quarter compared with the 2004 second quarter. General and administrative expense of $789,000 was essentially unchanged from the second quarter last year, and $650,000 less than the first quarter of 2005.

The increase in sales and marketing expense reflects the ongoing build out and training cost of the domestic sales force from three field-based employees in the second quarter of 2004 to 17 sales representatives and managers in the second quarter of 2005. During the same time period office-based marketing and customer service headcount increased from two to five.

As expected, general and administrative expense for the 2005 second quarter declined significantly from the first quarter of 2005 due to the completion of 2004 Sarbanes-Oxley compliance activities in March.

Net loss for the second quarter of 2005 was $2.9 million, or $0.09 per share, compared with a net loss of $2.0 million, or $0.06 per share, for the second quarter of 2004.

Year-to-Date Financial Results

For the first half of 2005, total revenues were $3.0 million, compared with total revenues of $2.0 million in the first half of 2004. Total operating expenses for the first six months of 2005 were $8.2 million, versus $5.5 million in the same period last year. The entire increase was due to the development of the company’s direct sales force, its focused commercial launch in the U.S. of the Powerlink System, and costs associated with Sarbanes-Oxley compliance. Endologix reported a net loss for the first six months of 2005 of $6.2 million, or $0.19 per share, compared with a net loss of $4.0 million, or $0.13 per share, for the first six months of 2004.

Total available cash and marketable securities at June 30, 2005 was $12.5 million, compared with $21.9 million at December 31, 2004. Earlier this month, the company completed a private placement that resulted in net proceeds of approximately $15.5 million, which will be reflected on the company’s balance sheet at September 30, 2005.

Conference Call Information

Endologix management will host a conference call to discuss these topics today beginning at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). To participate via telephone please call (888) 463-4487 from the U.S. or (706) 634-5615 from outside the U.S. A telephone replay will be available for two days following the completion of the call by dialing (800) 642-1687 from the U.S. or (706) 645-9291 from outside the U.S., and entering reservation number 7828403.

The conference call will be broadcast live over the Internet at www.endologix.com and will be available for 90 days.

About Endologix

Endologix, Inc. develops and manufactures minimally invasive treatments for vascular diseases. Endologix Powerlink System is an endoluminal stent graft for treating abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it the thirteenth leading cause of death in the U.S. In October 2004, Endologix received approval to market the Powerlink System in the U.S. Additional information can be found on Endologix web site at www.endologix.com.

Except for historical information contained herein, this news release contains forward-looking statements, the accuracy of which are necessarily subject to risks and uncertainties, including risks related to the clinical and payor acceptance of new medical device products, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix, all as more fully described in the risk factors and other matters set forth in the Endologix Annual Report on Form 10-K for the year ended December 31, 2004, and Endologix other filings with the Securities and Exchange Commission.

[Tables to Follow]

ENDOLOGIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenue:
Product	$1,495	$860	$2,849	$1,203
License	67	342	127	819

Total revenue	1,562	1,202	2,976	2,022
Cost of product revenue	584	415	1,227	658

Gross profit	978	787	1,749	1,364

Operating expenses:
Research, development and clinical	1,473	1,652	2,832	3,097
Marketing and sales	1,717	481	3,095	872
General and administrative	789	753	2,228	1,528

Total operating expenses	3,979	2,886	8,155	5,497

Loss from operations	(3,001)	(2,099)	(6,406)	(4,133)

Other income:
Interest income	103	83	212	137
Other expense	(5)	(16)	(5)	(9)

Total other income	98	67	207	128

Net loss	($ 2,903)	($ 2,032)	($ 6,199)	($ 4,005)

Basic and diluted net loss per share	($ 0.09)	($ 0.06)	($ 0.19)	($ 0.13)

Shares used in computing basic and diluted net loss per
share	31,911	31,717	31,903	30,495

ENDOLOGIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except par values)
(Unaudited)

	June 30,	December 31,
	2004	2005
ASSETS
Current assets:
Cash and cash equivalents	$4,370	$4,831
Marketable securities available-for-sale	7,736	16,335
Accounts receivable, net	752	347
Other receivables	154	233
Inventories	6,102	3,984
Other current assets	647	510

Total current assets	19,761	26,240
Property and equipment, net	2,380	689
Marketable securities available-for-sale	405	750
Goodwill	3,602	3,602
Other intangibles, net of accumulated amortization of $4,332 and $3,629,
respectively	12,426	13,129
Other assets	103	102

Total Assets	$38,677	$44,512

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$3,071	$2,763

Current liabilities	3,071	2,763
Accrued compensation	79	198

Total liabilities	3,150	2,961

Stockholders' equity:
Convertible preferred stock, $.001 par value; 5,000 shares authorized, no shares issued and outstanding
Common stock, $.001 par value; 50,000 shares authorized, 32,413 and 32,362 shares issued and outstanding at June 30, 2005 and December 31, 2004, respectively
	32	32

Additional paid-in capital	125,896	125,704
Accumulated deficit	(89,801)	(83,602)
Treasury stock, at cost, 495 shares at June 30, 2005 and December 31, 2004
	(661)	(661)
Accumulated other comprehensive income	61	78

Total stockholders' equity	35,527	41,551

Total Liabilities and Stockholders' Equity	$38,677	$44,512

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